Exbibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Financial Guaranty Insurance Company and Subsidiaries

December 31, 2007

With Report of Independent Registered Public Accounting Firm

Financial Guaranty Insurance Company and Subsidiaries

Consolidated Financial Statements

December 31, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

Financial Guaranty Insurance Company

We have audited the accompanying consolidated balance sheets of Financial Guaranty Insurance Company and Subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

March 14, 2008, except for Note 23,

as to which the date is March 25, 2008

Financial Guaranty Insurance Company and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31
	2007	2006
Assets
Fixed maturity securities, available for sale, at fair value (amortized cost of $3,927,752 in 2007 and $3,627,344 in 2006)	$3,960,907	$3,627,007
Variable interest entity fixed maturity securities, held to maturity at amortized cost	750,000	750,000
Short-term investments	115,687	211,726

Total investments	4,826,594	4,588,733

Cash and cash equivalents	125,355	29,963
Accrued investment income	55,596	49,843
Reinsurance recoverable on losses	8,693	1,485
Prepaid reinsurance premiums	225,516	156,708
Policy acquisition costs deferred, net	107,854	93,170
Receivable from related parties	—	2,483
Property and equipment, net of accumulated depreciation of $3,870 in 2007 and $2,107 in 2006	16,414	2,617
Deferred income taxes	800,770	3,491
Income taxes receivable	146,775	—
Derivative assets	267	314
Other assets	26,541	17,275

Total assets	$6,340,375	$4,946,082

Liabilities and stockholder’s equity
Liabilities:
Unearned premiums	$1,458,476	$1,347,592
Loss and loss adjustment expense reserves	1,267,420	40,299
Ceded reinsurance balances payable	3,696	7,524
Accounts payable, accrued expenses and other liabilities	55,991	41,588
Derivative liabilities	1,938,930	1,817
Payable for securities purchased	—	10,770
Variable interest entity floating rate notes	750,000	750,000
Accrued interest expense – variable interest entity	1,208	1,298
Capital lease obligations	1,562	2,941
Federal and foreign income taxes payable	—	17,520
Deferred income taxes	—	76,551
Payable to related parties	105	—
Dividends payable	10,000	10,000

Total liabilities	5,487,388	2,307,900

Stockholders’ equity:
Common stock, par value $1,500 per share; 10,000 shares authorized, issued and outstanding	15,000	15,000
Additional paid-in capital	1,911,252	1,901,799
Accumulated other comprehensive income, net of tax	36,215	6,500
Retained (loss) earnings	(1,109,480)	714,883

Total stockholder’s equity	852,987	2,638,182

Total liabilities and stockholder’s equity	$6,340,375	$4,946,082

See accompanying notes.

Financial Guaranty Insurance Company and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands)

	Year Ended December 31
	2007	2006	2005
Revenues:
Gross direct and assumed premiums written	$451,268	$441,231	$410,202
Ceded premiums written	(103,907)	(74,417)	(29,148)

Net premiums written	347,361	366,814	381,054
Change in net unearned premiums	(42,076)	(100,357)	(156,485)

Net premiums earned	305,285	266,457	224,569

Net investment income	156,352	138,475	117,072
Interest income – investments held by variable interest entity	41,691	35,893	—
Net realized gains	872	274	101
Net mark-to-market (losses) gains on credit derivative contracts	(1,936,536)	507	(167)
Other income	560	1,815	762

Total revenues	(1,431,776)	443,421	342,337

Expenses:
Loss and loss adjustment expenses	1,226,775	(8,700)	18,506
Underwriting and other operating expenses	94,895	91,614	82,064
Policy acquisition costs deferred, net	(29,615)	(39,728)	(38,069)
Amortization of policy acquisition costs deferred	15,652	11,486	8,302
Interest expense – debt held by variable interest entity	41,691	35,893	—

Total expenses	1,349,398	90,565	70,803

(Loss) income before income tax (benefit) expense	(2,781,174)	352,856	271,534

Income tax (benefit) expense:
Current	(91,559)	67,895	32,370
Deferred	(885,252)	21,123	32,738

Total income tax (benefit) expense	(976,811)	89,018	65,108

Net (loss) income	$(1,804,363)	$263,838	$206,426

See accompanying notes.

Financial Guaranty Insurance Company and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income, Net of Tax	Retained (Loss) Earnings	Total
Balance at January 1, 2005	$15,000	$1,882,772	$15,485	$264,619	$2,177,876
Net income	—	—	—	206,426	206,426
Other comprehensive income:
Change in fixed maturity securities available for sale, net of tax	—	—	(23,550)	—	(23,550)
Change in foreign currency translation adjustment, net of tax	—	—	(5,532)	—	(5,532)

Total comprehensive income					177,344
Capital contribution	—	12,211	—	—	12,211

Balance at December 31, 2005	15,000	1,894,983	(13,597)	471,045	2,367,431
Net income	—	—	—	263,838	263,838
Other comprehensive income:
Change in fixed maturity securities available for sale, net of tax	—	—	11,901	—	11,901
Change in foreign currency translation adjustment, net of tax	—	—	8,196	—	8,196

Total comprehensive income					283,935
Dividends declared to FGIC Corp.	—	—	—	(20,000)	(20,000)
Amortization of stock options and restricted stock	—	6,816	—	—	6,816

Balance at December 31, 2006	15,000	1,901,799	6,500	714,883	2,638,182
Net loss	—	—	—	(1,804,363)	(1,804,363)
Other comprehensive income (loss):
Change in fixed maturity securities available for sale, net of tax	—	—	21,818	—	21,818
Change in foreign currency translation adjustment, net of tax	—	—	7,897	—	7,897

Total comprehensive income (loss)	—	—	—	—	(1,774,648)
Dividends declared to FGIC Corp.	—	—	—	(20,000)	(20,000)
Amortization of stock options and restricted stock	—	9,453	—	—	9,453

Balance at December 31, 2007	$15,000	$1,911,252	$36,215	$(1,109,480)	$852,987

See accompanying notes.

Financial Guaranty Insurance Company and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31
	2007	2006	2005
Operating activities
Net (loss) income	$(1,804,363)	$263,838	$206,426
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of policy acquisition costs deferred	15,652	11,486	8,574
Policy acquisition costs deferred, net	(29,615)	(39,728)	(38,069)
Depreciation of property and equipment	1,737	1,222	721
Amortization of fixed maturity securities	35,374	33,774	31,504
Amortization of short-term investments	(119)	131	481
Net realized gains on investments	(872)	(274)	(101)
Stock compensation expense	9,453	6,816	—
Change in accrued investment income, prepaid expenses, and other assets, net	(15,039)	(14,725)	(8,504)
Change in mark-to-market losses on credit derivative contracts	1,937,160	1,336	167
Change in reinsurance recoverable on losses	(7,208)	1,786	(217)
Change in prepaid reinsurance premiums	(68,808)	(46,072)	(1,344)
Change in receivable from related parties	2,588	7,056	(8,737)
Change in unearned premiums	111,121	147,589	157,829
Change in loss and loss adjustment expenses	1,227,121	(14,513)	15,631
Change in ceded reinsurance balances payable, accounts payable and accrued expenses and other liabilities	9,198	10,529	8,923
Change in current income taxes	(164,295)	19,678	(6,559)
Change in accrued interest expense – variable interest entity	(90)	1,298	—
Change in deferred income taxes	(882,351)	20,878	19,252

Net cash provided by operating activities	376,644	412,105	385,977

Investing activities
Sales and maturities of fixed maturity securities	229,718	198,186	122,638
Purchases of fixed maturity securities	(563,300)	(576,386)	(520,089)
Purchases, sales and maturities of short-term investments, net	97,298	(52,126)	(19,342)
Receivable for securities sold	20	—	(20)
Payable for securities purchased	(10,770)	10,770	(5,715)
Purchase of fixed assets	(15,501)	(477)	(1,405)
Purchase of investments held by variable interest entity	—	(750,000)	—

Net cash used in investing activities	(262,535)	(1,170,033)	(423,933)

Financing activities
Proceeds from issuance of debt held by variable interest entity	—	750,000	—
Capital contribution	—	—	12,211
Dividends paid	(20,000)	(10,000)	—

Net cash (used in) provided by financing activities	(20,000)	740,000	12,211

Effect of exchange rate changes on cash	1,283	2,814	1,530

Net increase (decrease) in cash and cash equivalents	95,392	(15,114)	(24,215)
Cash and cash equivalents at beginning of period	29,963	45,077	69,292

Cash and cash equivalents at end of period	$125,355	$29,963	$45,077

Supplemental disclosure of cash flow information
Income taxes paid	$75,545	$47,507	$49,613
Interest paid – debt held by variable interest entity	$41,781	$34,595	$—

See accompanying notes.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2007

(Dollars in thousands, except per share amounts)

1. Business and Organization

Financial Guaranty Insurance Company (FGIC) is a wholly owned subsidiary of FGIC Corporation (FGIC Corp.). The Company provides financial guaranty insurance and other forms of credit enhancement for public finance and structured finance obligations. FGIC typically guarantees the scheduled payments of principal and interest on an issuer’s obligations when due. FGIC is licensed to write financial guaranty insurance in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, and, through a branch, the United Kingdom. In addition, FGIC UK Limited, a wholly owned United Kingdom subsidiary of FGIC (FGIC UK Ltd) is authorized to write financial guaranty business in the United Kingdom and has passport rights to write business in other European Union member countries. When credit enhancement is provided in credit default swap (CDS) form, the CDS are entered into by FGIC Credit Products, LLC (FGIC Credit Products), a wholly owned subsidiary of FGIC. As used in these notes, the term “Company” refers to FGIC and its subsidiaries.

The PMI Group, Inc. (PMI) is the largest stockholder of FGIC Corp., owning approximately 42% of its common stock at December 31, 2007 and 2006. Affiliates of the Blackstone Group L.P. (Blackstone), the Cypress Group L.L.C. (Cypress) and CIVC Partners L.P. (CIVC) owned approximately 23%, 23% and 7% of FGIC Corp.’s common stock, respectively, at December 31, 2007 and 2006. As of December 31, 2007, an affiliate of General Electric Capital Corp. (GE Capital) owned 2,346 shares, or 100%, of FGIC Corp.’s senior participating mandatorily convertible modified preferred stock (the Senior Preferred Shares), with an aggregate liquidation preference of $301,921 and approximately 5% of FGIC Corp.’s outstanding common stock.

2. Recent Developments

The recent deterioration in the U.S. housing and mortgage markets and the global credit markets, which accelerated in the fourth quarter of 2007, has adversely affected the Company’s business, results of operations and financial condition. As described below, (i) the Company’s financial strength and credit ratings were recently downgraded by various rating agencies and (ii) for the fourth quarter of 2007 significant loss reserves were established for the Company’s exposure to certain collateralized debt obligations of asset-backed securities (ABS CDOs), which are backed primarily by subprime residential mortgage-backed securities, and to certain residential mortgage-backed securities (RMBS), primarily backed by second-lien mortgages.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

2. Recent Developments (continued)

As a result of these developments, the Company has ceased writing new business for a period of time to preserve capital and is considering various alternatives to enhance its capital, restructure its operations and mitigate losses. However, no assurance can be given that any action taken by the Company will improve its current ratings, that further rating downgrades will not occur, or that the Company will be able to recommence writing new business in the near term or at all.

FGIC has proposed a significant restructuring of its insurance operations to the New York State Insurance Department (the NYSID), including the organization of a new financial guaranty insurer to be domiciled in New York to provide support for global public finance and infrastructure obligations previously insured by FGIC and to write new business to serve those markets. Any restructuring will require approval from the NYSID, among other requirements, and significant new capital investment. No assurance can be given that such restructuring or investment will be completed.

Prior to the fourth quarter of 2007, FGIC’s financial strength was rated “Aaa” by Moody’s Investors Service, Inc. (Moody’s), “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P), and “AAA” by Fitch Ratings, Inc (Fitch). Moody’s, S&P and Fitch have since completed several assessments of FGIC’s capital adequacy in relation to the Company’s exposure to ABS CDOs which are backed primarily by subprime RMBS, and its exposure to first-lien and second-lien RMBS. As a result of these assessments, Moody’s, S&P and Fitch downgraded the financial strength ratings of FGIC and FGIC UK Ltd. In connection with these downgrades, Moody’s, S&P and Fitch also downgraded the ratings of the Money Market Committed Preferred Custodial Trust Securities (CPS Securities) issued by Grand Central Capital Trusts I - VI (see Note 18). These ratings as of March 14, 2008 are summarized in the table below.

	Fitch Ratings	Moody’s	Standard & Poor’s
FGIC	Insurer Financial Strength Rating lowered from AAA to AA Remains on Ratings Watch Negative	Insurance Financial Strength Rating lowered from Aaa to A3 Remains on review for possible downgrade	Financial Strength Rating lowered from AAA to A Remains on CreditWatch with developing implications
FGIC UK Ltd	Insurer Financial Strength Rating lowered from AAA to AA Remains on Ratings Watch Negative	Insurance Financial Strength Rating lowered from Aaa to A3 Remains on review for possible downgrade	Financial Strength Rating lowered from AAA to A Remains on CreditWatch with developing implications
Grand Central Capital Trusts I-VI	NA	Rating lowered from Aa2 to Baa3 Remains on review for possible downgrade	Rating lowered from AA to BBB Remains on CreditWatch with developing implications

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

2. Recent Developments (continued)

The financial strength ratings downgrades have adversely impacted the Company’s ability to generate new business and, unless restored, will impact the Company’s future business, operations and financial results.

FGIC has established statutory loss reserves related to its exposure on certain ABS CDOs and RMBS, which has substantially reduced FGIC’s statutory capital and surplus position as of December 31, 2007. As a result of this reduction, as of December 31, 2007, FGIC’s aggregate net liability under its insured exposures exceeded the aggregate risk limit prescribed by New York State Insurance Law and FGIC’s insured exposure under certain individual policies exceeded the applicable single risk limits prescribed by New York State Insurance Law. As required by New York State Insurance Law, FGIC intends to submit a plan to the Superintendent of the NYSID detailing the steps that FGIC has taken and will seek to take to reduce its exposure to loss to no more than the permitted amounts. Following the submission of such plan, after notice and hearing, the Superintendent could require FGIC to cease transacting any new financial guaranty business until its exposure to loss no longer exceeds said limits. As noted above, FGIC has already voluntarily ceased writing new business for a period of time to preserve capital.

As a result of establishing loss reserves related to its potential exposure on certain ABS CDOs, the statutory capital and surplus of FGIC UK Ltd as of December 31, 2007, fell below certain minimum statutory requirements. FGIC UK Ltd is prohibited from writing new business until the shortfall is corrected. FGIC UK Ltd intends to submit a plan to its primary regulator to address this shortfall.

FGIC’s ability to pay dividends to FGIC Corp. is subject to restrictions contained in the New York Insurance Law (see Note 16). Due to FGIC’s statutory earned surplus deficit at December 31, 2007, FGIC does not currently have the capacity to pay dividends without the prior approval of the NYSID.

3. Basis of Presentation

The consolidated financial statements include the accounts of FGIC and all other entities in which FGIC has a controlling financial interest. All significant intercompany balances have been eliminated.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Basis of Presentation (continued)

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates, and those differences could be material.

Certain 2006 and 2005 amounts have been reclassified to conform to the 2007 presentation.

4. Summary of Significant Accounting Policies

The Company’s significant accounting policies are as follows:

a. Investments

All of the Company’s fixed maturity securities are classified as available for sale and are recorded at fair value on the trade date. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive income (loss), net of applicable income taxes, in the consolidated statements of stockholders’ equity. Short-term investments are carried at fair value, which approximates cost.

Bond discounts and premiums are amortized over the remaining terms of the respective securities. Realized gains or losses on the sale of investments are determined based on the specific identification method.

Securities that have been determined to be other than temporarily impaired are reduced to realizable value, establishing a new cost basis, with a charge to realized loss at such date.

b. Cash and Cash Equivalents

The Company considers all bank deposits, highly liquid securities and certificates of deposit with maturities of three months or less at the date of purchase to be cash equivalents. These cash equivalents are carried at cost, which approximates fair value.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

c. Premium Revenue Recognition

Direct and assumed premiums are received either up-front or over time on an installment basis. The premium collection method is determined at the time the policy is issued.

Up-front premiums are paid in full at the inception of a policy and are earned over the period of risk based upon the principal and interest amortized during the period as compared to the original principal and interest outstanding. Installment premiums, including premiums received on CDS’s (see Note 8) are collected periodically and are reflected in income pro rata over the payment period.

Gross direct and assumed premiums written for the years ended December 31, 2007, 2006 and 2005 include $3,639, $15,989 and $965, respectively, of assumed premiums written.

Unearned premiums represent the portion of premiums received applicable to future periods on insurance policies in force. When an obligation insured by the Company is refunded by the issuer prior to the end of the expected policy coverage period, any remaining unearned premium is recognized. A refunding occurs when an insured obligation is retired or legally defeased prior to stated maturity.

Premiums earned on refundings were $43,717, $41,836, and $54,795 for the years ended December 31, 2007, 2006, and 2005, respectively.

Ceded premiums are recognized in a manner consistent with the premium earned on the underlying policies.

d. Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate directly to and vary with premium production. Such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, rating agency fees, premium taxes, ceding commissions paid on assumed policies and certain other expenses.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

In determining policy acquisition costs, the Company must estimate and allocate the percentage of its costs and expenses that are attributable to premium production. Policy acquisition costs, net of ceding commission income on premiums ceded to reinsurers, are deferred and amortized over the period in which the related premiums are earned.

Anticipated loss and loss adjustment expenses, future maintenance costs on in-force business and net investment income are considered in determining the recoverability of acquisition costs.

e. Loss and Loss Adjustment Expense Reserves

Provision for loss and loss adjustment expenses falls into two categories: case reserves and watchlist reserves. Case reserves are established for the value of estimated losses on specific non-derivative public finance and structured finance insured obligations that are currently or likely to be in payment default and for which future loss is probable and can be reasonably estimated. The amounts of these reserves are determined using internally developed models and represent an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall. The Company’s case reserve models are dependent on a number of assumptions that require management to make judgments about the outcome of future events using historical and current market data. Significant assumptions include the liquidation value of the assets supporting the insured obligations, the volume and timing of collateral cash flows and the behavior of the underlying borrower. Changes in any significant assumptions from time to time will affect the Company’s case reserves and financial results, possibly materially.

The Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not currently in payment default, but that have migrated to an impaired level where there is a substantially increased probability of default. These reserves reflect a reasonable estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The methodology for establishing and calculating the watchlist reserve relies on a categorization and assessment of the probability of default, and loss severity in the event of default, of the specific impaired obligations on the Company’s watchlist based on historical trends and other factors. Watchlist reserves are adjusted as necessary to reflect changes in the loss expectation inherent in the group of impaired credits.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

Loss reserves and loss adjustment expenses are regularly reviewed and updated based on claim payments and the results of ongoing insured portfolio surveillance. The Company conducts ongoing insured portfolio surveillance seeking to identify a complete population of impaired obligations and enable the Company to establish reserves that recognize potential losses for each accounting period.

The Company’s loss reserves are necessarily based upon estimates and subjective judgments by management, including estimates and judgments with respect to the probability of default, the severity of loss upon default and the outcome of other future events. As such, the ultimate liability associated with claims will likely differ, possibly materially, from estimates. Adjustments of estimates made in prior years may result in additions to or reductions of loss and loss adjustment expense reserves for the period in which such adjustments are made, and those additions or deductions could be material.

Reinsurance recoverable on losses is calculated in a manner consistent with the calculation of loss and loss adjustment expenses.

f. Income Taxes

Deferred tax assets and liabilities are recognized to reflect the tax impact attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which the change occurs.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits where the ultimate recognition is uncertain. The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement 109 (FIN 48,) on January 1, 2007 (see Note 9).

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

g. Property and Equipment

Property and equipment consists of office furniture, fixtures, computer equipment and software and leasehold improvements that are reported at cost less accumulated depreciation. Office furniture and fixtures are depreciated on a straight-line basis over five years. Leasehold improvements are amortized over their estimated service lives or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

The Company capitalizes certain computer software and development costs when incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized over three years.

h. Foreign Currency Translation

The Company has an established foreign branch and three subsidiaries in the United Kingdom and insured exposure from a former branch in France. The Company has determined that the functional currencies of these operations are their respective local currencies. Accordingly, the assets and liabilities of these operations are translated into U.S. dollars at the rates of exchange at December 31, 2007 and 2006, and revenues and expenses are translated at average monthly exchange rates. The cumulative translation gains at December 31, 2007 and 2006 were $14,648 and $6,751, respectively, net of tax expense of $3,419 and $3,580, respectively, and are reported as separate components of accumulated other comprehensive income in the consolidated statements of stockholders’ equity.

i. Stock Compensation Plan

FGIC Corp. has a stock incentive plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the estimated fair value of the common stock at the date of the grant. Restricted stock awards and units are valued at the estimated fair value of the common stock on the grant date.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

Prior to January 1, 2006, the Company accounted for grants under this plan in accordance with the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that method, compensation cost includes all share-based compensation granted prior to, but not yet vested as of, January 1, 2006, based on the fair value at the grant date estimated in accordance with SFAS No. 123(R). The Company has estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

j. Variable Interest Entities

Financial Interpretation No.46-R, Consolidation of Variable Interest Entities (FIN 46-R), provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company’s consolidated financial statements. An entity is subject to FIN 46-R, and is called a Variable Interest Entity (VIE), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the majority of expected losses or receive the majority of expected residual returns of the entity.

Under FIN 46-R, a VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses of the VIE or a majority of the expected residual returns of the VIE, or both. FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. The Company has evaluated the relevant transactions and does not believe any such transactions require consolidation or disclosure under FIN 46-R, other than as disclosed in Note 12.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

k. Derivative Instruments

Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, all derivative instruments are recognized on the consolidated balance sheet at their fair value, and changes in fair value are recognized immediately in earnings unless the derivatives qualify as cash flow hedges.

Certain financial guaranty contracts (primarily CDS’s) issued by the Company are considered derivatives under SFAS No.133. Accordingly, these contracts are recognized on the Consolidated Balance Sheet at their fair value, and changes in fair value are recognized currently in earnings. The Company considers these contracts to be a normal extension of its financial guaranty insurance business. Under the terms of these credit derivative contracts, the Company is not required to post collateral, and if the underlying obligation were to be in default, payments would not be accelerated and would be made on a pay-as-you-go basis.

The Company records premium installments on these contracts as a component of premiums, and records claims payments, expected claims, loss and loss adjustment expenses, and changes in fair value on these contracts as “Net mark-to-market (losses) gains on credit derivative contracts” in the Consolidated Statements of Income.

l. Commitments

Although commitments are not insurance policies, commitments to issue financial guaranty insurance policies are generally accounted for in the same manner as issued insurance policies. However, fees received related to a commitment to issue a financial guaranty insurance policy are deferred until a policy is issued, if any, and if the Company determines that it is unlikely that an insurance policy will be issued, the commitment fee received is earned over the commitment period.

m. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and requires additional disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but its application could change current practices in determining

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is adopting SFAS No.157 effective January 1, 2008. Adoption of SFAS No. 157 is not expected to have a material effect on the Company’s consolidated financial position or results of operation.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value but does not require any new fair value measurements. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. At this time, the Company does not contemplate changing the measurement of any financial instruments not already measured at fair value.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin (ARB) No. 51. SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (rather than as a liability or mezzanine equity) and provides guidance on accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008.

The Company is currently evaluating the provisions of SFAS No. 160, and adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial position or results of operation.

n. Review of Financial Guaranty Industry Accounting Practices

On April 18, 2007, the FASB issued an Exposure Draft of a Proposed SFAS entitled Accounting for Financial Guarantee Insurance Contracts, an Interpretation of FASB Statement No. 60. The proposed statement addresses accounting for loss reserving, premium recognition and additional disclosures regarding financial guaranty insurance contracts. Currently, the financial guaranty industry accounts for financial guaranty insurance contracts under SFAS No. 60, Accounting and Reporting by Insurance Enterprises, which was developed prior to the emergence of the financial guaranty industry. As SFAS No. 60 does not specifically address financial guaranty contracts, there has been diversity in the manner in which different financial guarantors account for these contracts.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

4. Summary of Significant Accounting Policies (continued)

The purpose of the proposed SFAS is to provide authoritative guidance on accounting for financial guaranty contracts that are not accounted for as derivative contracts under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The final pronouncement is expected to be issued in the first quarter of 2008 with an effective date of January 1, 2009. Upon the issuance of the final pronouncement, the Company, along with other companies in the financial guaranty industry, may be required to change certain aspects of accounting for loss reserves, premium income and disclosures.

5. Statutory Surplus and Accounting Practices

Statutory-basis surplus of FGIC at December 31, 2007 and 2006 was $260,909 and $1,130,779, respectively. Statutory-basis net (loss) income for the years ended December 31, 2007, 2006 and 2005 was ($1,502,511), $220,519 and $192,009, respectively. The Company’s statutory contingency reserves were $575,785 and $1,274,274 as of December 31, 2007 and 2006, respectively.

Under the New York State Insurance Law, FGIC must maintain surplus to policy holders of at least $65,000. Should FGIC be required to increase its loss reserves in future periods, this could cause FGIC’s surplus to fall below that minimum amount. While FGIC has additional capital resources available to it (see Note 18), there can be no assurance that FGIC would be able to obtain sufficient capital to meet any such requirement. In the event that FGIC is unable to meet such requirement, the Superintendent of the NYSID has discretion to take various remedial actions, including suspending FGIC’s ability to write new policies and seeking an order to place FGIC under regulatory control.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

The following is a reconciliation of net (loss) income and stockholder’s equity for FGIC presented on a GAAP basis to the corresponding amounts prepared and reported under statutory accounting principles:

	2007		2006
	Net (Loss)	Stockholder’s Equity	Net Income	Stockholder’s Equity
GAAP-basis amount	$(1,804,363)	$852,987	$263,838	$2,638,182
Unrealized gains on fixed maturity securities held at fair value, net of tax	—	(21,614)	—	230
Unrealized losses from subsidiaries:				—
FGIC Credit Products LLC (CDS issuer)	1,846,381	1,846,381	—	—
All other subsidiaries	108,150	—	11,048	—
Tax and loss bonds	—	24,375	—	24,375
Premium revenue recognition	(33,911)	(311,255)	(36,858)	(277,344)
Deferral of acquisition costs	(13,963)	(107,854)	(28,242)	(93,170)
Mark-to-market losses on financial guarantee insurance treated as derivatives under GAAP	89,503	89,503	—	—
Non-admitted assets	—	(471,067)	—	(11,116)
Loss reserves (primarily related to insurance of CDS contracts)	(800,323)	(789,702)	(7,038)	10,619
Contingency reserve	—	(575,785)	—	(1,274,274)
Unauthorized reinsurance reserve	—	(660)	—	—
Deferral of income taxes	(890,341)	(285,939)	21,091	98,472
Recognition of profit commission	(529)	(4,654)	(24)	(4,125)
Purchase accounting adjustments, net of tax	(1,737)	16,022	(1,844)	17,758
Capital lease obligation	(1,378)	1,562	(1,321)	2,941
Other	—	(1,391)	(131)	(1,769)

Statutory-basis amount	$(1,502,511)	$260,909	$220,519	$1,130,779

Statutory practices differ in some respects from GAAP. Significant accounting policies, and variances from GAAP, where applicable, are as follows:

a. Investments

Under statutory reporting, bonds and short-term investments are stated at amortized cost. Under GAAP, bond and short-term investments are stated at fair value.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

Under GAAP, subsidiaries are consolidated with the Company. For statutory reporting purposes, investments in wholly owned subsidiaries are recorded under the statutory equity method based on the underlying GAAP equity and reported as common stock investments.

Changes in the value of subsidiaries are recorded as unrealized gains and losses and reported as a component of unassigned surplus. Under statutory reporting, the reporting entity can discontinue applying the equity method when the investment in a subsidiary is reduced to zero, and statutory reporting does not provide for additional losses unless the reporting entity has guaranteed obligations of the investee or is otherwise committed to provide further financial support for the investee. In connection with the issuance of a CDS by FGIC Credit Products, FGIC issues a financial guaranty contract for the benefit of the counterparty guaranteeing timely payment of FGIC Credit Products’ payment obligations under the CDS. For statutory purposes, FGIC accounts for the financial guaranty as insurance, and records losses as incurred.

Tax and loss bonds are required to be stated at cost for statutory purposes. Under GAAP, tax and loss bonds are recorded as federal income tax payments.

b. Premium Revenue Recognition

For statutory purposes, premiums collected in a single payment at a policy’s inception are earned in proportion to the scheduled principal and interest payments under the policy rather than in proportion to the total exposure outstanding at any point in time, as is the case under GAAP.

c. Policy Acquisition Costs

For statutory purposes, policy acquisition costs are charged to expense as incurred; under GAAP, they are deferred and amortized over the period during which the related premiums are earned.

d. Credit Derivative Contracts

Under GAAP, financial guaranty contracts, including the guarantee of a CDS, that guarantee the payment obligation under a derivative contract are recorded at fair value. These financial guaranty contracts are accounted for as insurance for statutory purposes.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

e. Non-admitted Assets

Certain assets are charged directly against surplus, but are reflected as assets under GAAP. Such assets principally include prepaid expenses, property and equipment, and deferred tax assets.

f. Loss and Loss Adjustment Expense and Loss Reserves

Case reserves are established for the value of estimated losses on particular insured obligations that are currently or likely to be in payment default, and for which a future loss is probable and can be reasonably estimated. These reserves represent an estimate of the present value of the anticipated shortfall, net of reinsurance, between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate is based upon the pretax yield of admitted assets. Under GAAP, unpaid losses and loss adjustment expenses are reported on a gross basis (i.e., before reinsurance), and are discounted based on the risk-free rate for the anticipated shortfall.

In addition, under GAAP, the Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not currently in payment default, but that have migrated to an impaired level, where there is a substantially increased probability of default. These reserves reflect a reasonable estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss in the event of default.

g. Contingency Reserves

Contingency reserves are computed on the basis of statutory requirements for the security of all policyholders, regardless of whether loss contingencies actually exist. Changes in the contingency reserve are charged directly to statutory surplus. In February 2008, the Company received approval from the NYSID to release $979,714 from the December 31, 2007 contingency reserves. Under GAAP, contingency reserves are not permitted.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

h. Unauthorized Reinsurance

A liability is recorded for uncollateralized amounts due from reinsurers not authorized to do business in New York State. Changes in this liability are charged or credited directly to unassigned surplus.

i. Federal Income Taxes

Federal income tax expenses are provided only with respect to taxable income for which income taxes are currently payable. Deferred income tax assets and liabilities arising from differences between the financial reporting and tax bases of assets and liabilities are recorded as a component of surplus. Under GAAP, deferred income tax assets and liabilities arising from differences between financial reporting and tax bases of assets and liabilities are recorded as a component of federal income tax expense.

j. Profit Commission

Under the terms of certain reinsurance agreements, the Company is entitled to receive profit commissions if the actual loss experience for a particular underwriting year is less than a prescribed level. For statutory purposes, the Company records such profit commissions when received. For GAAP purposes, management’s best estimate of the ultimate amount recoverable by the Company is accrued and the change each year is recorded in the statement of income.

k. Purchase Accounting

In a business combination under GAAP, the assets and the liabilities of the acquired entity are recorded at fair value and the purchase price is pushed down to the subsidiary, with the differences between the purchase price and the sum of the fair value of tangible and identifiable intangible assets acquired less liabilities assumed recorded as goodwill. For statutory purposes, these adjustments are not recorded.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Statutory Surplus and Accounting Practices (continued)

l. Capital Leases

Under GAAP reporting, certain leases are treated as capital leases, and a liability is established for the present value of the minimum payments under such leases. For statutory purposes, these leases are treated as operating leases and rental payments are charged to expense over the lease term.

6. Investments

The amortized cost and fair values of investments classified as fixed maturity securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2007 Available for sale:
Obligations of states and political subdivisions	$3,376,228	$38,798	$7,605	$3,407,421
Asset- and mortgage-backed securities	307,218	2,376	1,485	308,109
U.S. Treasury securities and obligations of U.S. government corporations and agencies	83,851	2,700	—	86,551
Corporate bonds	81,116	262	1,184	80,194
Debt securities issued by foreign governments	65,840	1,219	175	66,884
Preferred stock	13,499	—	1,751	11,748

Total fixed maturity securities	3,927,752	45,355	12,200	3,960,907
Short-term investments	115,682	35	30	115,687
Held to maturity:
Variable interest entity fixed maturity securities	750,000	—	—	750,000

Total investments	$4,793,434	$45,390	$12,230	$4,826,594

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

6. Investments (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2006 Available for sale:
Obligations of states and political subdivisions	$3,117,989	$27,105	$20,879	$3,124,215
Asset- and mortgage-backed securities	275,647	814	3,574	272,887
U.S. Treasury securities and obligations of U.S. government corporations and agencies	90,978	528	1,655	89,851
Corporate bonds	87,805	85	1,776	86,114
Debt securities issued by foreign governments	41,426	15	245	41,196
Preferred stock	13,499	—	755	12,744

Total fixed maturity securities	3,627,344	28,547	28,884	3,627,007
Short-term investments	211,749	—	23	211,726
Held to maturity:
Variable interest entity fixed maturity securities	750,000	—	—	750,000

Total investments	$4,589,093	$28,547	$28,907	$4,588,733

The following table shows gross unrealized losses and the fair value of fixed maturity securities, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007:

	Less Than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	No. of Securities	Fair Value	Unrealized Losses	No. of Securities	Fair Value	Unrealized Losses	No. of Securities
Obligations of states and political subdivisions	$321,749	$4,080	60	$670,911	$3,525	218	$992,660	$7,605	278
Asset- and mortgage-backed securities	8,775	28	3	101,774	1,457	30	110,549	1,485	33
U.S. Treasury securities and obligations of U.S. government corporations and agencies	—	—	—	—	—	—	—	—	—
Other	7,065	34	11	73,695	1,325	92	80,760	1,359	103
Preferred stock	—	—	—	11,748	1,751	1	11,748	1,751	1

Total temporarily impaired securities	$337,589	$4,142	74	$858,128	$8,058	341	$1,195,717	$12,200	415

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

6. Investments (continued)

The unrealized losses in the Company’s investment portfolio reflect interest rate increases and credit spread widening on insured investments. The Company has evaluated the credit ratings of the securities in its investment portfolio and noted no deterioration. Because the decline in market value is attributable to changes in interest rates and credit spreads on insured investments and not to the credit quality of the underlying investments, and because the Company has the ability and intent to hold these investments until their fair value exceeds their amortized cost or until maturity, the Company did not consider these investments to be other than temporarily impaired at December 31, 2007.

Investments in fixed maturity securities carried at fair value of $4,641 and $4,456 as of December 31, 2007 and 2006, respectively, were on deposit with various regulatory authorities, as required by law.

The amortized cost and fair values of investments in fixed maturity securities available for sale at December 31, 2007 are shown below by contractual maturity date. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

Fixed Maturity Securities by Contractual Maturity Date

As of December 31, 2007

	Amortized Cost	Fair Value
Fixed Maturity Securities
Due within one year	$102,332	$102,272
Due after one year through five years	781,343	779,875
Due after five years through ten years	1,466,090	1,482,423
Due after ten years	1,270,769	1,288,229
Mortgage-backed securities	307,218	308,108

Total	$3,927,752	$3,960,907

For the years ended December 31, 2007, 2006 and 2005, proceeds from sales of fixed maturity securities, available for sale, were $20,935, $20,781 and $31,380, respectively. For the years ended December 31, 2007, 2006 and 2005, gross gains of $1,066, $382, and $185, respectively, and gross losses of $194, $108, and $84, respectively, were realized on such sales. In 2007 and 2006, $543 and $62 of gross gains realized on sales of short-term investments were included in the Net realized gains on the Consolidated Statements of Income, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

6. Investments (continued)

Net investment income of the Company was derived from the following sources:

	Year Ended December 31
	2007	2006	2005
Income from fixed maturity securities	$148,048	$130,498	$112,616
Income from short-term investments	11,562	10,556	6,801

Total investment income	159,610	141,054	119,417
Investment expenses	(3,258)	(2,579)	(2,345)

Net investment income	156,352	138,475	117,072
Interest income – investments held by variable interest entity	41,691	35,893	—

Total	$198,043	$174,368	$117,072

As of December 31, 2007, the Company did not have more than 4% of its investment portfolio (excluding variable interest entity fixed maturity securities) concentrated in a single issuer or industry; however, the Company had the following investment concentrations by state:

Fair Value
New York	$324,357
Texas	305,909
California	254,243
Florida	231,263
Illinois	211,350
Massachusetts	205,059
New Jersey	190,201
Michigan	127,091

1,849,473
All other states	1,431,075
All other investments	796,046

Total investments	$4,076,594

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

7. Property and Equipment

The components of property and equipment at December 31, 2007 and 2006 were as follows:

	2007	2006
Artwork	$371	$371
Computer equipment	1,685	1,104
Furniture and fixtures	3,639	1,324
Leasehold improvements	13,661	1,515
Capitalized software	928	410

	20,284	4,724
Accumulated depreciation and amortization	(3,870)	(2,107)

Total Property and equipment, net	$16,414	$2,617

As of December 31, 2007 and 2006, the unamortized costs related to capitalized development stage application cost for significant internally developed software projects were $483 and $0, respectively.

For the years ended December 31, 2007, 2006 and 2005, depreciation expense was $1,736, $1,222 and $721, respectively.

8. Derivative Instruments

The Company previously provided CDS to certain buyers of credit protection by entering into contracts that referenced collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offered credit protection on public finance and structured finance obligations in CDS form. These CDS agreements and certain other financial guaranty contracts are considered derivatives under SFAS No. 133. The Company’s total outstanding principal insured, net of reinsurance, on these contracts was $34,114,661 as of December 31, 2007 and $22,696,360 as of December 31, 2006. The Company recorded net earned premiums under these contracts of $30,127, $18,740 and $3,036 for the years ended December 31, 2007, 2006 and 2005, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

8. Derivative Instruments (continued)

Since quoted market values are not available for the Company’s credit derivative contracts, the estimated unrealized gains and losses attributable to these contracts are recognized in the Consolidated Statements of Income by recording their fair value, as determined each quarter based on internally developed models. These models require market-driven inputs, including dealer quotes for the underlying bonds, credit spreads and yield curves. The models calculate a theoretical exit price and reflect management’s best judgment about current market conditions.

There is likely to be volatility in the market-driven inputs obtained from an illiquid market for CDS and the underlying bonds and other obligations, and differences are likely to exist between available market data and assumptions used by management to estimate the fair value of these instruments. Accordingly, the valuation results from the model are likely to differ, possibly materially, from amounts that would be realized in the market if the derivatives were traded. Moreover, volatile market conditions are likely to cause future valuations to differ, possibly materially, from those reflected in the current period.

The following table summarizes the net mark-to-market (losses) gains on credit derivative contracts.

	Year Ended December 31
	2007	2006	2005
Mark-to-market (losses)	$(1,937,160)	$(1,336)	$(167)
Realized gains	624	1,843	—

Net mark-to-market (losses) gains on credit derivative contracts	$(1,936,536)	$507	$(167)

The increase in net mark-to-market losses for the year ended December 31, 2007 is primarily related to large increases in credit spreads and the deterioration of the credit quality of the underlying collateral on certain structured finance obligations insured by the Company, most significantly ABS CDOs backed primarily by subprime RMBS.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

8. Derivative Instruments (continued)

The Company’s estimate of fair value at December 31, 2007 does not reflect the potential impact, if any, of ongoing commutation, settlement and restructuring efforts. As discussed above, the fair value of the Company’s CDS contracts has been determined based on internally developed models. At each reporting date, the Company’s fair value assessment is evaluated to reflect the current credit quality and spread environment, and the fair value may be adjusted to reflect the impact of the commutation, settlement or restructuring efforts.

9. Income Taxes

The Company files a consolidated federal income tax return with FGIC Corp. The method of allocation between FGIC Corp. and its subsidiaries is determined under a tax sharing agreement approved by the Company’s Board of Directors and the NYSID, and is based upon separate return calculations.

The Company is permitted a tax deduction, subject to certain limitations, for amounts required to be set aside in statutory contingency reserves by state law or regulation. The deduction is allowed only to the extent the Company purchases U.S. Government non-interest-bearing tax and loss bonds in an amount equal to the tax benefit attributable to such deductions. Purchases of tax and loss bonds are recorded as a reduction of current tax expense. The Company did not purchase any tax and loss bonds in the years ended December 31, 2007 and 2006. During the year ended December 31, 2005 the Company purchased $13,565 of tax and loss bonds.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

The following is a reconciliation of foreign and domestic income taxes computed at the statutory income tax rate and the (benefit) provision for foreign and domestic income taxes:

	Year Ended December 31
	2007	2006	2005
Income taxes computed on (loss) income before provision for federal income taxes, at the statutory income tax rate	$(973,411)	$123,500	$95,037
State and local income taxes, net of federal income taxes	(775)	756	453
Tax effect of:
Tax-exempt interest	(39,393)	(35,646)	(31,072)
Foreign subsidiary adjustments	37,312	—	—
Reductions following completion of IRS audit of 2003 and 2004	(5,354)	—	—
Other, net	4,808	408	690

(Benefit) provision for income taxes	$(976,811)	$89,018	$65,108

Following are the foreign and domestic components of the (benefit) provision for income taxes:

	Year Ended December 31
	2007	2006	2005
Foreign
Current	$(835)	$(383)	$2,409
Deferred	3,128	(752)	(3,038)
Domestic
Current	(90,725)	68,278	29,961
Deferred	(888,379)	21,875	35,776

Total	$(976,811)	$89,018	$65,108

As of December 31, 2007, the Company had a domestic net operating loss carryforward of $1,267,980 for tax purposes, which will be available to offset future taxable income. If not used, the carryforward will expire in 2027. As of December 31, 2007, the Company had an alternative minimum tax (AMT) credit of $8,816, which will be available to offset future regular tax payments. AMT credits do not expire.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset (liability) at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred tax assets:
Net mark-to-market losses on credit derivative contracts	$402,245	$–
Tax and loss bonds	24,375	24,375
Loss and loss adjustment expense reserves	2	3,717
AMT credit carryforward	8,816	—
Property and equipment	—	125
Deferred compensation	10,426	5,222
Capital lease	2,171	2,591
Net operating loss carryforward foreign subsidiaries	31,410	4,228
Net operating loss carryforward	443,794	—
Other	2,174	586

Total gross deferred tax assets	925,413	40,844

Valuation allowance	31,410	—

Total net deferred tax assets	894,003	40,844

Deferred tax liabilities:
Contingency reserves	—	42,656
Unrealized gains on fixed maturity securities available for sale	24,910	15,734
Deferred acquisition costs	28,528	26,558
Premium revenue recognition	34,102	22,915
Profit commission	1,629	1,444
Unrealized gains on foreign currency	3,419	3,581
Property and equipment	69	—
Other	576	1,016

Total deferred tax liabilities	93,233	113,904

Net deferred tax asset (liability)	$800,770	$(73,060)

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

Management believes that no valuation allowance is necessary in connection with its domestic deferred tax asset because it is more likely than not that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written, and income from the investment portfolio will generate sufficient taxable income to realize the domestic deferred tax asset prior to its expiration.

As of December 31, 2007 and 2006, the Company had gross foreign deferred tax assets of $31,664 and $4,359, respectively, and gross foreign deferred tax liabilities of $211 and $868, respectively. The net operating losses on foreign subsidiaries of $31,410 as of December 31, 2007 were generated by FGIC’s United Kingdom subsidiaries. The United Kingdom does not allow net operating losses to be carried back, but does permit them to be carried forward indefinitely. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company does not anticipate realizing the benefits of these deductible differences and, therefore, has established a valuation allowance at December 31, 2007 of $31,410.

The Company adopted FIN 48 effective January 1, 2007. The Company’s liability for unrecognized tax benefits was not impacted as a result of the adoption of FIN 48. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$17,057
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	916
Reductions for tax positions of prior year	(6,024)
Payments following completion of IRS audit of 2003 and 2004	(5,353)

Balance at December 31, 2007	$6,596

The Company recognizes accrued interest and penalties related to unrecognized tax benefits where the ultimate recognition is uncertain. Tax expense related to interest and penalties amounted to $440, $0, and $0 during the years ended December 31, 2007, 2006, and 2005, respectively. Approximately $265 and $0 were accrued for the payment of interest and penalties at December 31, 2007 and 2006, respectively, which is included as a component of the balance of unrecognized tax benefits.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

9. Income Taxes (continued)

In the second quarter of 2006, the Internal Revenue Service (IRS) commenced an examination of FGIC Corp.’s consolidated U.S. federal income tax returns for 2003 and 2004. The examination was completed in the second quarter of 2007. As a result, the Company is not subject to U.S. federal income tax examination by the IRS for years before 2005.

Upon completion of the audit, previously unrecognized tax benefits of $5,353 relating to the years under examination were recognized.

The Company’s United Kingdom operations are subject to examination by foreign tax authorities for the periods since they commenced operation in 2004.

10. Reinsurance

Reinsurance is a commitment by one insurance company (the reinsurer) to reimburse another insurance company (the ceding company) for a specified portion of the insurance risks under policies issued by the ceding company in consideration for a portion of the related premiums received. The ceding company typically will receive a ceding commission from the reinsurer.

The Company uses reinsurance to increase its capacity to write insurance for obligations of large, frequent issuers; to meet internal, rating agency or regulatory single risk limits; to diversify risk; and to manage rating agency and regulatory capital requirements. The Company arranges reinsurance on both a facultative (transaction-by-transaction) basis and on a proportional share basis.

As a primary insurer, the Company is required to fulfill all its obligations to policyholders even if a reinsurer fails to perform its obligations under the applicable reinsurance agreement. The Company regularly monitors the financial condition of its reinsurers. The Company evaluated the financial condition of its reinsurers and determined that no allowance for unrecoverable reinsurance was needed. Under most of the Company’s reinsurance agreements, the Company has the right to reassume all the exposure ceded to a reinsurer (and receive all the remaining unearned premiums ceded) in the event of a ratings downgrade of the reinsurer or the occurrence of certain other events. In certain of these cases, the Company also has the right to impose additional ceding commissions.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

10. Reinsurance (continued)

FGIC has also assumed exposure from certain other financial guarantors under reinsurance agreements.

As a result of the downgrade in the Company’s financial strength ratings (see Note 2), the counterparties from which the Company has assumed exposures have the ability either to reassume the exposures ceded and receive the remaining unearned premiums, or to impose additional ceding commissions.

Under certain reinsurance agreements, the Company holds collateral in the form of letters of credit and trust agreements. Such collateral totaled $180,125 at December 31, 2007 and can be drawn on in the event of default by a reinsurer.

The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31
	2007		2006		2005
	Written	Earned	Written	Earned	Written	Earned
Direct	$447,629	$338,245	$425,242	$293,962	$409,237	$246,914
Assumed	3,639	2,194	15,989	819	965	54
Ceded	(103,907)	(35,154)	(74,417)	(28,324)	(29,148)	(22,399)

Net premiums	$347,361	$305,285	$366,814	$266,457	$381,054	$224,569

For the years ended December 31, 2007, 2006 and 2005, reinsurance recoveries reduced loss and loss adjustment expenses incurred by $7,287, $1,722 and $217, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

11. Loss and Loss Adjustment Expenses Reserves

Activity in the reserves for loss and loss adjustment expenses is summarized as follows:

	Year Ended December 31
	2007	2006	2005
Balance at beginning of period:
Case reserves	$28,558	$33,328	$15,700
Watch list reserves	11,741	21,484	23,481

Total	40,299	54,812	39,181
Less reinsurance recoverable	(1,485)	(3,271)	(3,054)

Net balance at beginning of period	38,814	51,541	36,127

Incurred related to:
Current period	1,239,069	—	23,985
Prior periods	(12,294)	(8,700)	(5,479)

Total incurred	1,226,775	(8,700)	18,506

Paid related to:
Current period	(7,920)	—	(1,993)
Prior periods	3,894	(4,027)	(1,099)

Total paid	(4,026)	(4,027)	(3,092)

FX on UK Ltd reserves	(2,836)	—	—

Net balance	1,258,727	38,814	51,541
Plus reinsurance recoverable	8,693	1,485	3,271

Case reserves	1,259,202	28,558	33,328
Watchlist reserves	8,218	11,741	21,484

Balance at end of period	$1,267,420	$40,299	$54,812

Case reserves at December 31, 2007 increased to $1,259,202 at December 31, 2007 from $28,558 at December 31, 2006—an increase of $1,230,644. The increase was mainly attributable to the establishment of loss reserves for financial guaranty obligations impacted by the deterioration in mortgage underwriting quality in the U.S. mortgage market during 2007 and 2006. Reserves at December 31, 2007 relate predominantly to ABS CDOs and RMBS transactions. Approximately seventy-five percent of the reserves at December 31, 2007 relate to an outstanding commitment to provide financial guaranties with respect to a referenced portfolio of ABS CDOs upon satisfaction of certain conditions.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

11. Loss and Loss Adjustment Expenses Reserves (continued)

Loss and loss adjustment expense reserves at December 31, 2007 do not reflect the potential impact, if any, of ongoing loss mitigation efforts; however, there can be no assurance that any loss mitigation efforts will be successful, and it is not possible to predict the magnitude of any benefit that might be derived from any such efforts that are successful. Loss reserves have been established based on the performance of the underlying collateral. If the Company identifies credit impairment, a provision for loss and loss adjustment expense is recorded. At each reporting date the reserves are evaluated and may be adjusted to reflect the impact of any loss mitigation efforts that have yielded results that are probable and estimable. The Company believes that the reserve for estimated losses as of December 31, 2007 is adequate to cover expected future net claims. However, the establishment of the appropriate level of reserves is an inherently uncertain process involving numerous estimates and subjective judgments by management. Small changes underlying these estimates could result in significant changes in the Company’s loss expectations. At present, there remains a considerable amount of uncertainty relating to risks in real estate prices, credit markets and the economy as a whole, and there is no historical precedent for the current conditions. There can be no assurance that the Company’s estimates of probable and estimable losses are accurate. Accordingly, there can be no assurance that actual claims paid by the Company will not exceed its reserves at December 31, 2007, and it is possible that they could significantly exceed those reserves. Additionally, further deterioration in the performance of RMBS, ABS CDOs and other obligations the Company insures could lead to the establishment of additional loss reserves and further loss or reduction to income.

Incurred loss reserves for the years ended December 31, 2006 and 2005 related primarily to obligations impacted by Hurricane Katrina. During the year ended December 31, 2005, the Company established loss reserves of $21,833 for an investor-owned utility and other public finance obligations located in the City of New Orleans. During the years ended December 31, 2007, 2006 and 2005, the Company paid claims and loss adjustment expenses of $2,000, $6,051 and $6,658, respectively, related to these obligations. During the years ended December 31, 2007, 2006 and 2005, the Company received reimbursements of $6,927, $2,589 and $4,855, respectively, related to the paid claims and loss adjustment expenses.

Case reserves were discounted at interest rates ranging from 3.5% to 5.0% and from 4.5% to 4.8% in 2007 and 2006, respectively. The amount of the discount at December 31, 2007 and 2006 was $291,522 and $6,369, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

12. Variable Interest Entities

FIN 46-R provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company’s consolidated financial statements. An entity is subject to FIN 46-R, and is called a variable interest entity (VIE), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the majority of its expected losses or receive the majority of its expected residual returns. A VIE must be consolidated by its primary beneficiary, which is the party that has a majority of the VIE’s expected losses or a majority of its expected residual returns, or both.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. During the first quarter of 2006, the Company consolidated a VIE as a result of financial guarantees provided by the Company on one transaction related to the securitization of life insurance reserves.

This third-party VIE had assets of $750,000 and an equal amount of liabilities at December 31, 2007 and 2006, which are shown under “Assets – Variable interest entity fixed maturity securities, held to maturity at amortized cost” and “Liabilities – Variable interest entity floating rate notes,” respectively, on the Consolidated Balance Sheets. In addition, accrued investment income includes $1,208 and $1,298 related to the VIE’s fixed income maturity securities, and the corresponding liability is shown under “Accrued interest expense-variable interest entity” on the Consolidated Balance Sheets.

Although the third-party VIE is included in the consolidated financial statements, its creditors do not have recourse to the general assets of the Company outside of the financial guaranty policy covering certain obligations of the VIE. Interest income of $41,691 and $41,691 and interest expense of $35,893 and $35,893, respectively, were recognized in the years ended December 31, 2007 and 2006 on the assets and liabilities of the VIE and are included on the Consolidated Statements of Income in “Interest income – investments held by variable interest entity” and “Interest expense – debt held by variable interest entity,” respectively.

The Company has evaluated its other structured finance transactions and does not believe any of the third-party entities involved in these transactions requires consolidation or disclosure under FIN 46-R.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

12. Variable Interest Entities (continued)

FGIC has entered into agreements providing for the issuance of contingent preferred trust securities by a group of special purpose trusts. Each trust is solely responsible for its obligations, and has been established for the purpose of entering into a put agreement with FGIC that obligates the trusts, at FGIC’s discretion, to purchase Perpetual Preferred Stock of FGIC. The purpose of this arrangement is to provide capital support to FGIC by allowing it to obtain access to new capital at its sole discretion at any time through the exercise of the put options. These trusts are considered VIEs under FIN 46-R. However, the Company is not considered a primary beneficiary and therefore is not required to consolidate the trusts (see Note 18).

13. Related Party Transactions

The Company is party to a capital lease agreement with a subsidiary of GE Capital. The lease agreement covers leasehold improvements made to the Company’s headquarters as well as furniture and fixtures and computer hardware and software used by the Company (see Note 20).

In 2007, FGIC engaged Blackstone Advisory Services L.P., an affiliate of Blackstone, to provide services related to loss mitigation and remediation. For the year ended December 31, 2007, the Company recorded loss adjustment expenses of $9,500 for these services. In addition, for the years ended December 31, 2007 and 2006, FGIC paid Blackstone $522 and $257, respectively, for loss mitigation and remediation advisory services related to an investor-owned utility located in the City of New Orleans (see Note 11).

FGIC insures certain non-municipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $2, $2 and $3 for the years ended December 31, 2007, 2006 and 2005, respectively. As of December 31, 2007 and 2006, principal outstanding on these deals before reinsurance was $5,476, and $5,667, respectively.

FGIC, in the normal course of operations, has entered into reinsurance transactions with PMI Guaranty Co. and PMI Mortgage Insurance Co. Ltd., which are both wholly owned subsidiaries of PMI. For the years ended December 31, 2007, 2006 and 2005, ceded premiums written were $6,893, $4,041 and $582, respectively, and ceding commission income was $1,000, $578 and $114, respectively, with respect to these PMI subsidiaries. Accounts payable due to these subsidiaries were $118 and $1,283 at December 31, 2007 and 2006, respectively. Loss reserves ceded to PMI Mortgage Insurance Co. Ltd. were $2,371, $0, and $0 at December 31, 2007, 2006, and 2005, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

13. Related Party Transactions (continued)

FGIC, in the normal course of operations, has entered into reinsurance transactions with RAM Reinsurance Company Ltd (RAM Re), in which PMI has a minority ownership interest. For the years ended December 31, 2007, 2006 and 2005, ceded premiums written for these transactions were $29,517, $9,824 and $4,582, respectively, and ceding commission income was $8,831, $2,929 and $1,369, respectively. Accounts payable due to RAM Re were $945 and $91 at December 31, 2007 and 2006, respectively. Loss reserves ceded to RAM Re were $513, $0, and $0 at December 31, 2007, 2006, and 2005, respectively.

Cypress is reported to own approximately 15% of Scottish Re Group Limited (Scottish Re). During 2006, FGIC insured a structured finance transaction and also assumed exposure from another monoline insurer in respect of another structured finance transaction in which subsidiaries of Scottish Re were involved. Neither transaction involves (a) a guaranty by FGIC of any obligation of Scottish Re, or (b) the payment of any fees or other amounts between FGIC and Scottish Re.

As of December 31, 2007, there were no amounts due to or from Scottish Re. For the years ended December 31, 2007 and 2006, gross premiums written of $1,160 and $699 and premiums earned of $1,141 and $637, respectively, relating to these transactions are reflected in the Consolidated Statements of Income.

In 2005, FGIC issued a financial guaranty insurance policy with respect to an accounts receivable securitization sponsored by a company in which Blackstone was contemporaneously acquiring a minority interest. In connection with this transaction, FGIC received premiums of $3,223, $3,260, $645, in 2007, 2006 and 2005, respectively.

FGIC believes that the terms of the transactions described above were completed on an arm’s length basis.

14. Compensation Plans

Since January 1, 2004, the Company has offered a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis (for 2007, up to $15.5 for employees under age 50, plus an additional “catch up” contribution of up to $5 for employees 50 and older). The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $5,027, $4,255 and $3,429 to the plan on behalf of employees for the years ended December 31, 2007, 2006 and 2005, respectively.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

14. Compensation Plans (continued)

The Company also offers a non-qualified deferred compensation plan for certain employees whose cash compensation equals or exceeds the limit under the 401(k) Plan. These employees may defer up to 100% of their pre-tax incentive compensation to a future date and accumulate tax-deferred earnings on this compensation. The Company may also make discretionary contributions to the plan on behalf of employees.

The Company contributed $1,348, $827 and $583 to the Plan on behalf of employees for the years ended December 31, 2007, 2006 and 2005, respectively.

15. Stock Compensation Plan

Employees of the Company may receive stock-based compensation under a FGIC Corp. incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the fair value of the shares at the date of the grant. Restricted stock awards and restricted stock units are valued at the fair value of the stock on the grant date, with no cost to the grantee.

Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation.

No stock-based employee compensation cost related to stock options was recognized in the Consolidated Statements of Income for the year ended December 31, 2005, as all options granted through that date had an exercise price equal to the fair value of the underlying common stock on the date of grant. For grants of restricted stock units, unearned compensation, equivalent to the estimated fair value of the common stock at the date of grant, was recorded as a separate component of stockholders’ equity and subsequently amortized to compensation expense over the vesting period.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock options granted during the year ended December 31, 2005. For purposes of this pro forma disclosure, the value of the stock options is amortized to expense over the stock options’ vesting periods.

Year Ended December 31, 2005
Net income, as reported	$190,466
Stock option compensation expense determined under fair value-based method, net of tax	(2,109)

Pro forma net income	$188,357

A summary of option activity for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Number of Shares Subject to Options	Weighted Average Exercise Price per Share
Balance at December 31, 2004	114,153	$824

Granted	27,145	711
Exercised	—	—
Forfeited	(1,876)	685
Expired	—	—

Balance at December 31, 2005	139,422	804

Granted	38,113	850
Exercised	—	—
Forfeited	(6,504)	776
Expired	—	—

Balance at December 31, 2006	171,031	815

Granted	49,058	971
Exercised	—	—
Forfeited	(4,042)	847
Expired	—	—

Balance at December 31, 2007	216,047	$850

Shares subject to options exercisable at:
December 31, 2007	106,616	$818
December 31, 2006	72,585	$818
December 31, 2005	42,630	$840

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

Exercise prices for the stock options outstanding at December 31, 2007 range from $600 to $1,080 per share. At December 31, 2007, the weighted average remaining contractual life of the outstanding options was approximately seven years. Stock options granted in 2007 and 2006 vest ratably over four years and expire seven years from the date of grant. All stock options granted prior to December 31, 2005 vest ratably over five years and expire ten years from the date of grant.

The weighted average per share fair value of the stock options granted during the years ended December 31, 2007, 2006 and 2005 was $234.00, $238.00 and $211.94, respectively, estimated at the date of grant, using the Black-Scholes-Merton option valuation model based on the following assumptions:

	Year Ended December 31
	2007	2006	2005
Expected life	3.8 Years	4 Years	5 Years
Risk-free interest rate	4.50%	4.46%	3.691%
Volatility factor	20.7%	25.0%	5.0%
Dividend yield	—	—	—

The total fair value of stock options granted at the time of grant during the years ended December 31, 2007, 2006 and 2005 was approximately $11,480, $9,071 and $5,753, respectively.

As of December 31, 2007, there was $6,825 of total unrecognized compensation cost related to unvested stock options. These costs are expected to be recognized through February 28, 2011.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

15. Stock Compensation Plan (continued)

Restricted Stock Units

The Company recorded $1,028, $880 and $45 in compensation expense related to the grant of restricted stock units for the years ended December 31, 2007, 2006 and 2005, respectively. A summary of restricted stock units is as follows:

	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2004:	200	$600
Granted	37	710
Delivered	—	—
Forfeited	—	—

Balance at December 31, 2005:	237	617

Granted	2,949	850
Delivered	(237)	617
Forfeited	(213)	850

Balance at December 31, 2006:	2,736	850

Granted	362	971
Delivered	(326)	850
Forfeited	—	—

Balance at December 31, 2007:	2,772	$866

As of December 31, 2007 there was $775 of total unrecognized compensation cost related to unvested restricted stock units. These costs are expected to be recognized through February 28, 2009.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

16. Dividends

Under the New York State Insurance Law, FGIC may pay dividends to FGIC Corp. only from earned surplus, subject to the following limitations: (a) FGIC’s statutory surplus after any dividend may not be less than the minimum required paid-in capital, which was $72,500 in 2007, 2006 and 2005, and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York State Insurance Law, for the preceding twelve-month period, without the prior approval of the New York State Superintendent of Insurance. Due to FGIC’s deficit in earned surplus at December 31, 2007, FGIC does not currently have the capacity to pay dividends without the prior approval of the NYSID.

During the years ended December 31, 2007 and 2006, FGIC declared dividends totaling $20,000 and $20,000, respectively, on its common stock and paid dividends of $20,000 and $10,000, respectively. During the year ended December 31, 2005, FGIC did not declare or pay dividends on its common stock.

17. Revolving Credit Facility

In December 2005, FGIC Corp. and FGIC entered into a $250,000 senior unsecured revolving credit facility that matures on December 11, 2010. The facility is provided by a syndicate of banks and other financial institutions. In connection with the facility, $150 in syndication costs were prepaid and will be amortized into expense over the term of the facility. The facility replaced a similar one-year facility that matured in December 2005. In February 2008, FGIC Corp. borrowed $250,000 under the facility.

FGIC Corp. and FGIC are currently in full compliance with the terms and conditions of the revolving credit facility.

18. Preferred Trust Securities

FGIC has a $300,000 “soft capital” facility, consisting of Money Market Committed Preferred Custodial Trust Securities (CPS Securities). Under the facility, each of six separate Delaware trusts (the Trusts), issues $50,000 in perpetual CPS Securities on a rolling 28-day auction rate basis. Proceeds from these securities are invested in high quality, short-term securities and are held in the respective Trusts.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

18. Preferred Trust Securities (continued)

Each Trust is solely responsible for its obligations and has been established for the purpose of entering into a put agreement with FGIC, which obligates the Trusts, at FGIC’s discretion, to purchase perpetual Preferred Stock of FGIC. In this way, the program provides capital support to FGIC by allowing it to obtain access to new capital through the exercise of the put options.

Beginning in the third quarter of 2007, disruptions in the short term market caused the auctions for these facilities to “fail”. When an auction fails, the existing investors are required to hold their investments, and the interest rate paid on the trust securities rises to a maximum rate (150 basis points over Libor when the securities are rated double-A, and to a rate of 200 basis points over Libor when the securities are rated at single-A or below). The impact of the failed auctions on the Company was an increase in the cost of the put option premium paid to the trusts. For the years ended December 31, 2007, 2006, and 2005, the fees incurred related to these put options were $2,984, $1,432, and $1,806, respectively.

19. Financial Instruments

(a)	Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments. Fair values estimated based upon internal valuation models are not necessarily indicative of the amount the Company could realize in a current market exchange.

Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities is included in the consolidated balance sheets and in Note 6.

Short-Term Investments: Short-term investments are carried at fair value, which approximates cost.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19.	Financial Instruments (continued)

Cash and Cash Equivalents, Accrued Investment Income, Receivable from Related Parties, Ceded Reinsurance Balances Payable, and Payable for Securities Purchased: The carrying amounts of these items approximate their fair values.

Financial Guaranties: The carrying value of the Company’s financial guaranties is represented by the unearned premium reserve net of prepaid reinsurance premiums. Estimated fair values of these guaranties are based on an estimate of the balance that is necessary to bring the future returns for the Company’s embedded book of business to a market return. The Company does not record a carrying value for future expected installment premiums. The fair value of future expected installment premiums as of December 31, 2007 and 2006 was approximately $838,533 and $630,831, respectively, both discounted at 5%.

Loss and loss adjustment expense reserves, net: The carrying amount of case reserves is an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall. The carrying amount of watchlist reserves is an estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The carrying amounts of these items approximate their fair values.

Derivative assets and liabilities: Derivative assets and liabilities are carried at fair value, as determined each quarter based on internally developed models. These models require market-driven inputs, including dealer quotes for the underlying bonds, credit spreads and yield curves. The models calculate a theoretical exit price and reflect management’s best judgment about current market conditions. There may be volatility in the market-driven inputs obtained from an illiquid market for CDS and the underlying bonds and other obligations, and differences may exist between available market data and assumptions used by management to estimate the fair value of these instruments. Accordingly, the valuation results from the model could differ materially from amounts that would be realized in the market if the derivative were traded. Moreover, volatile market conditions are likely to cause future valuations to differ, possibly materially, from those reflected in the current period (see Note 8).

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

Put agreements on FGIC perpetual preferred stock: As noted in Notes 12 and 18, FGIC has put agreements with six non consolidated trusts that obligates the trusts, at FGIC’s discretion, to purchase Perpetual Preferred Stock of FGIC. The exercise of the put options would provide FGIC access to new capital at a pre-established rate. Given the downgrades in the Company’s financial strength and credit ratings and the resulting increase in credit spreads on Company’s debt, the fair value of the put options was estimated to be $60,120 and $0 at December 31, 2007 and 2006, respectively.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 were as follows:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash on hand and in-demand accounts	$125,355	$125,355	$29,963	$29,963
Short-term investments	115,687	115,687	211,726	211,726
Fixed maturity securities, available for sale	3,960,907	3,960,907	3,627,007	3,627,007
Variable interest entity fixed maturity securities, held to maturity	750,000	750,000	750,000	750,000
Financial liabilities:
Liability for net financial guaranties	1,232,960	1,139,968	1,190,884	1,124,179
Loss and loss adjustment expense reserves, net	1,258,727	1,258,727	38,814	38,814
Derivative liabilities, net	1,938,663	1,938,663	1,503	1,503

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

(b)	Concentrations of Credit Risk

The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality at the time of underwriting. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance.

Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged to secure payment of securities under varying economic scenarios, and underlying levels of protection, such as insurance or over-collateralization.

In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guaranty be provided for the term of the issue by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral varies, but may include residential and commercial mortgages, corporate and/or government debt and consumer receivables.

As of December 31, 2007, the Company’s total outstanding principal insured was $313,949,268, net of reinsurance of $43,478,699. The Company’s insured portfolio as of December 31, 2007 was broadly diversified by geographic and bond market sector, with no single obligor representing more than 1% of the Company’s principal insured outstanding, net of reinsurance. The insured portfolio includes exposure executed in the form of credit derivatives. The principal written in the form of credit derivatives was $35,614,330 at December 31, 2007. Total outstanding principal insured does not reflect any amounts relating to commitment agreements.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

As of December 31, 2007, the composition of principal insured by type of issue, net of reinsurance, was as follows:

Net Principal Outstanding
Municipal:
Tax-supported	$135,969,517
Utility revenue	35,141,684
Transportation	23,409,842
Education	10,739,032
Health Care	7,562,002
Investor-owned utilities	5,591,324
Housing	1,911,198
Other	1,751,151

Total Municipal	222,075,750
Non-municipal
Asset-Backed	16,533,851
Mortgage-Backed	29,614,582
Other Structured Finance	93,875
Pooled Debt Obligations	24,406,069

Total Non-Municipal	70,648,377
International	21,225,141

Total	$313,949,268

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

As of December 31, 2007, the composition of principal insured ceded to reinsurers was as follows:

Ceded Principal Outstanding
Reinsurer:
Radian Asset Assurance Inc.	$9,564,232
RAM Reinsurance Company Ltd.	7,379,569
Assured Guaranty Re Ltd.	7,275,619
BluePoint RE.	5,752,860
Assured Guaranty Corp	4,984,281
Other	8,522,138

Total	$43,478,699

As of December 31, 2007, the Company had recoverables in excess of 3% of stockholders’ equity from single reinsurers as follows:

Total Recoverable
Reinsurer:
Radian Asset Assurance Inc.	$65,078
RAM Reinsurance Company Ltd.	39,471
Assured Guaranty Re Ltd.	38,044
BluePoint RE.	17,654

Total	$160,247

The Company’s insured gross and net principal and interest outstanding was $578,617,777 and $500,960,962, respectively, as of December 31, 2007.

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

FGIC is authorized to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and the United Kingdom. Principal insured outstanding at December 31, 2007 by state, net of reinsurance, was as follows:

Net Principal Outstanding
California	$37,477,126
New York	22,275,797
Florida	16,910,078
Texas	13,047,209
Pennsylvania	12,741,172
Illinois	12,270,735
New Jersey	10,032,445
Michigan	8,619,975
Washington	7,071,760
Ohio	6,589,090

All other states	75,040,363
Mortgage- and asset-backed	70,648,377
International	21,225,141

Total	$313,949,268

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

20. Commitments and Contingencies

Lease Obligations

The Company leases office space and equipment under operating lease agreements in the United States and the United Kingdom. Rent expense under operating leases for the years ended December 31, 2007, 2006 and 2005 was $6,410, $4,319 and $3,631, respectively. Future payments associated with these leases are as follows as of December 31, 2007:

Operating Lease Commitment Amount
Year:
2008	$5,025
2009	6,165
2010	6,174
2011	6,154
2012	6,253
2013 and thereafter	46,294

Total minimum future rental payments	$76,065

In connection with the sale of FGIC Corp. by GE Capital in 2003, the Company entered into a capital lease with an affiliate of GE Capital, covering leasehold improvements and computer equipment to be used at its headquarters. At the lease termination date of June 30, 2009, the Company will own the leased equipment. Future payments associated with this lease are as follows as of December 31, 2007:

Operating Lease Commitment Amount
Year ending December 31:
2008	$1,391
2009	265
Total	1,656
Less interest	94

Present value of minimum lease payments	$1,562

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

21. Comprehensive Income

Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains and losses on investment securities and foreign currency translation adjustments. The components of other comprehensive income for the years ended December 31, 2007, 2006 and 2005 are as follows:

	Year ended December 31, 2007
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding gains arising during the year	$34,438	$(12,053)	$22,385
Reclassification of gains realized in net income	(872)	305	(567)

Unrealized gains on investments	33,566	(11,748)	21,818
Foreign currency translation adjustment	12,149	(4,252)	7,897

Total other comprehensive income	$45,715	$(16,000)	$29,715

	Year Ended December 31, 2006
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding gains arising during the year	$18,583	$(6,504)	$12,079
Reclassification of gains realized in net income	(274)	96	(178)

Unrealized gains on investments	18,309	(6,408)	11,901
Foreign currency translation adjustment	11,583	(3,387)	8,196

Total other comprehensive income	$29,892	$(9,795)	$20,097

	Year Ended December 31, 2005
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding losses arising during the year	$(36,050)	$12,566	$(23,484)
Reclassification of gains realized in net income	(101)	35	(66)
Unrealized losses on investments	(36,151)	12,601	(23,550)
Foreign currency translation adjustment	(8,454)	2,922	(5,532)

Total other comprehensive loss	$(44,605)	$15,523	$(29,082)

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

22. Quarterly Financial Information (Unaudited)

	Three Months Ended				Year Ended December 31, 2007
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Gross direct and assumed premiums written	$103,175	$124,976	$122,268	$100,849	$451,268
Net premiums written	90,980	93,394	93,917	69,070	347,361
Net premiums earned	76,583	80,593	74,619	73,490	305,285
Net investment income and net realized gains	37,400	38,273	39,795	40,884	156,352
Interest income-investments held by variable interest entity	11,357	8,755	10,901	10,678	41,691
Other income and net mark-to-market gains (losses) on credit derivative products	874	(15,385)	(206,041)	(1,715,424)	(1,935,976)
Total revenues	126,475	112,291	(80,706)	(1,589,836)	(1,431,776)
Losses and loss adjustment expenses	1,182	(5,388)	(2,031)	1,233,012	1,226,775
Interest expense – debt held by variable interest entity	11,357	8,755	10,901	10,678	41,691
Underwriting expenses	28,387	22,776	23,586	16,905	91,654
Income (loss) before taxes	95,343	89,677	(108,945)	(2,857,249)	(2,781,174)
Net income (loss)	70,361	73,105	(61,536)	(1,886,293)	(1,804,363)

	Three Months Ended				Year Ended December 31, 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Gross direct and assumed premiums written	$89,281	$163,260	$85,030	$103,660	$441,231
Net premiums written	82,585	134,373	66,590	83,266	366,814
Net premiums earned	59,464	71,845	62,738	72,410	266,457
Net investment income and net realized gains	32,319	34,038	35,803	36,315	138,475
Interest income-investments held by variable interest entity	4,937	9,658	10,033	11,265	35,893
Other income and net mark-to-market gains (losses) on credit derivative products	308	(48)	1,596	740	2,596
Total revenues	97,028	115,493	110,170	120,730	443,421
Losses and loss adjustment expenses	(1,933)	(265)	520	(7,022)	(8,700)
Interest expense – debt held by variable interest entity	4,937	9,658	10,033	11,265	35,893
Income before taxes	77,573	90,732	85,119	99,432	352,856
Net income	58,711	67,211	63,563	74,353	263,838

Financial Guaranty Insurance Company and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

23. Subsequent Events

In June 2007, FGIC UK Ltd entered into a commitment agreement with Havenrock II Limited (Havenrock II), a special purpose vehicle created by IKB Deutsche Industriebank (IKB) for the sole purpose of the transaction, to issue a financial guaranty policy in respect of up to $1.875 billion of high-grade and mezzanine ABS CDOs contained in a $2.5 billion reference portfolio (the Commitment Agreement), subject to FGIC UK Ltd’s rights and defenses and to the terms and conditions of the Commitment Agreement.

On March 12, 2008, FGIC and FGIC UK Ltd filed a lawsuit against IKB, Havenrock II, IKB Credit Asset Management (IKB CAM) and Calyon Credit Agricole CIB (Calyon). FGIC and FGIC UK Ltd allege in their complaint, filed in the Supreme Court of the State of New York, that IKB and IKB CAM, through a series of fraudulent misrepresentations and omissions regarding IKB’s financial condition and stability, induced FGIC UK Ltd to enter into the Commitment Agreement. On March 17, 2008, Calyon issued proceedings in the High Court of England and Wales (Queen’s Bench Division, Commercial Court) against FGIC UK Ltd and Havenrock II seeking a declaration that the Commitment Agreement is valid and enforceable against FGIC UK Ltd. Management believes that FGIC UK Ltd has meritorious claims and defenses and intends to vigorously pursue litigation to prove that the commitment to issue insurance under the Commitment Agreement is unenforceable.

In addition, management believes that, subsequent to year-end 2007, a party failed to perform certain responsibilities under the operative documents, and consequently management believes that substantially all of the assets that could potentially have qualified for coverage by FGIC UK Ltd can no longer qualify and that FGIC UK Ltd therefore has no further obligation to insure those assets. As noted in Note 11, approximately seventy-five percent of the Company’s loss reserves at December 31, 2007 related to the Commitment Agreement; those reserves did not reflect the developments described above. Management is assessing whether the loss reserve related to the Commitment Agreement needs to be adjusted in the future to reflect the impact of these developments; any such adjustment could be material.